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                           CERTIFICATE OF AMENDMENT
                                      OF
                           ARTICLES OF INCORPORATION
                                      OF
                                ALPHAREL, INC.



Benjamin M. Brink and John P. Belton, Jr. certify that:

     1. They are the president and secretary, respectively, of ALPHAREL, INC., a California corporation.

     2. The articles of incorporation of this corporation are amended to add the following articles:

                                      IV.

          The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                      V.

          This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the General Corporation Law of California) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the General Corporation Law of California, subject to any limitations on indemnification under the General Corporation Law of California which cannot be waived.

     3. The foregoing amendment of articles of incorporation has been duly approved by the board of directors.

     4. The foregoing amendment of articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 9,187,407. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.


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We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:  May 24, 1988
                              /S/ Benjamin M. Brink
                              ------------------------------------
                              Benjamin M. Brink, President


                              /S/ John P. Belton, Jr.
                              ------------------------------------
                              John P. Belton, Jr., Secretary